EXHIBIT 21.1

TGC INDUSTRIES, INC.

AND SUBSIDIARIES AS OF AUGUST 2005

Company	Jurisdiction
TGC Industries, Inc.	Texas
Tidelands Geophysical Co., Inc.	Texas
Exploration Surveys, Inc.	Delaware